Exhibit 99.1

AVI Media and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI Media Contact:

David Schull

Russo Partners

212.845.4271

David.schull@russopartnersllc.com

AVI BioPharma Announces Proposed Public Offering of Common Stock

BOTHELL, WA — March 31, 2011 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced its intention to offer, subject to market and other conditions, shares of its common stock in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any. The Company currently intends to use the net proceeds from this offering for general corporate purposes, including research and product development, such as funding clinical trials, pre-clinical studies and otherwise moving product candidates towards commercialization. The offering is expected to price before 9:30 am EDT on Friday April 1, 2011.

Lazard Capital Markets LLC and Piper Jaffray & Co. are acting as joint book-running managers for the offering.

The Company intends to offer and sell these securities pursuant to the Company’s existing shelf registration statement (File No. 333-160922) filed with the Securities and Exchange Commission on July 31, 2009, which was declared effective on August 13, 2009. A prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission and will form a part of the effective registration statement. When available, copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus related to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or via telephone at (800) 747-3924.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including statements about AVI’s financing plans and prospects, including the statements about the proposed public offering of AVI’s common stock. These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.